Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 7, 2025, except for Note 1, Note 2, Note 12 and Note 16 which are dated August 13, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the balance sheets of Wealth Management System Inc. and its subsidiary (collectively referred to as the “Company”) as of March 31, 2025 and 2024, and for each of the two years in the period ended March 31, 2025, including the related balance sheets, statements of income and comprehensive income, changes in shareholders’ equity and cash flows.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2025.

Singapore

February 27, 2026